Exhibit 99.1

Republic Bancorp, Inc. Reports First Quarter 2024 Net Income of $30.6 Million

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter 2024 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $30.6 million and $1.58 per share, representing increases of 9% and 11% over the first quarter of 2023.

Logan Pichel, President and CEO of the Bank commented, “Diversification of revenue streams once again played a meaningful role in our success as we reported a solid first quarter to start 2024. Altogether, three of our five reportable business segments generated increases in net income for the first quarter of 2024 compared to the first quarter of 2023. We are certainly proud of our diversified business model as this strategy has continued to produce solid results for us over our many years, and we think it is one of the primary differentiators between us and other banks our size.

As has been widely publicized in the media, we are now in the midst of the longest inverted yield curve in U.S. history, which continues to create notable net interest margin and funding challenges for banks across the country. With a relative high cost of incremental interest-bearing deposits and overnight borrowings to fund new loan growth for all banks, we continued to exercise strong pricing discipline for new loan opportunities during the first quarter. While this pricing discipline contributed to rising yields for the Traditional Bank’s overall loan portfolio, it did reduce our new loan volume during the quarter, and as a result, the overall growth in our Traditional Bank’s loan portfolio since year-end. While this strategy may make growing the Traditional Bank’s total dollars of net interest income more difficult in the near term, we always try to make decisions with the long-term future of the Company in mind and do not believe making new loans with ultra-thin margins for short-term gain is a sound long-term strategy for our shareholders.

In addition to the pricing discipline of our new loans, we also continued to display good expense discipline. On a pure GAAP-accounting basis, Core Bank noninterest expenses were down $2.1 million, or 5%, from the first quarter of 2023 to the first quarter of 2024. The first quarter of 2023, however, did include $2.1 million of merger-related expenses associated with our CBank acquisition in March 2023. Excluding the impact of these merger-related expenses, our Core Bank noninterest expenses were flat at $42.3 million for both quarters. We are proud of these results as moderating our noninterest expenses has been a focus for our Company over the past year, and we continue to make solid progress in becoming a more efficient overall organization.

As it relates to our nontraditional division, the Republic Processing Group (“RPG”), the first quarter of each year is the most impactful quarter for the Tax Refund Solutions (“TRS”) segment of RPG. While we made several revenue enhancements at TRS for the current tax season to mitigate the negative impact of higher funding costs, the level of payments received from the U.S. Treasury through March 31, 2024 to fund federal tax refunds declined from the payment levels received through March 31, 2023. This decrease in the level of payments was a primary driver for the higher Provision for loan losses at TRS for the first quarter of 2024 compared to the first quarter of 2023, more than offsetting the expected benefit of the revenue enhancements. We are optimistic that this decline in payments from the U.S. Treasury represents a temporary lag compared to last year, and believe we have a good chance to end the year as good as, if not better than, 2023 related to our Provision expense as a percentage of loans originated at TRS.

We are certainly proud of our first quarter accomplishments and the financial results we continue to produce on a quarter-after-quarter basis. With industry-leading credit quality, capital levels and client satisfaction ratings, along with a well-diversified business model, we look forward to the remainder of 2024 with optimism. As always, I want to thank our clients for their business with us and our associates for their tremendous efforts in serving our clients. Without them, we would not be able to produce such solid results” concluded Pichel.

The following table highlights Republic’s key metrics for the three months ended March 31, 2024 and 2023. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 25, 2024.

	Three Months Ended Mar. 31,
(dollars in thousands, except per share data)	2024	2023	$ Change	% Change

Income Before Income Tax Expense	$38,699	$36,114	$2,585	7%
Net Income	30,606	28,092	2,514	9
Diluted EPS	1.58	1.42	0.16	11
Return on Average Assets ("ROA")	1.70%	1.81%	NA	(6)
Return on Average Equity ("ROE")	13.12	12.78	NA	3

NA – Not applicable

Results of Operations for the First Quarter of 2024 Compared to the First Quarter of 2023

Core Bank(1)

Net income for the Core Bank was $13.1 million for the first quarter of 2024 compared to $10.3 million for the first quarter of 2023. As further outlined in the following discussion, a decrease in provision expense and noninterest expense more than offset the Core Bank’s decline in net interest income when comparing the first quarter of 2024 to the first quarter of 2023.

Net Interest Income – Core Bank net interest income was $50.5 million for the first quarter of 2024, a $1.7 million, or 3%, decrease from the $52.3 million recorded during first quarter of 2023. In addition, the Core Bank’s net interest margin (“NIM”) decreased from 3.98% during the first quarter of 2023 to 3.30% during the first quarter of 2024.

The primary driver of this decrease in net interest income and net interest margin at the Core Bank was an on-going shift in funding mix away from noninterest-bearing deposit balances into higher-costing, interest-bearing deposits and Federal Home Loan Bank borrowings. As a continuance in trend from 2023, the Core Bank’s average noninterest-bearing deposits decreased from $1.5 billion during the first quarter of 2023 to $1.2 billion for the first quarter of 2024. In addition to this change in funding mix, the Core Bank’s cost of interest-bearing liabilities increased 227 basis points from the first quarter of 2023 to the first quarter of 2024, notably more than the 87-basis-point increase to its yield on interest-earning assets for the same periods.

Further impacting the Core Bank’s change in net interest income and NIM between the first quarter of 2023 and the first quarter of 2024 were the following:

●	Average outstanding Warehouse balances increased from $330 million during the first quarter of 2023 to $340 million for the first quarter of 2024. Committed Warehouse lines declined from $1.0 billion to $932 million from March 31, 2023 to March 31, 2024, while a modest up-tick in demand caused average usage rates for Warehouse lines to increase from 31% during the first quarter of 2023 to 37% for the first quarter of 2024.

●	Traditional Bank average loans grew from $3.9 billion with a weighted-average yield of 4.59% during the first quarter of 2023 to $4.6 billion with a weighted average yield of 5.45% during the first quarter of 2024. In general, the growth in average loan balances was primarily attributable to loan growth achieved during the last nine months of 2023, as the spot balances for Traditional Bank loans decreased $45 million, or 1%, from December 31, 2023 to March 31, 2024.

●	Average investments were $733 million with a weighted-average yield of 2.98% during the first quarter of 2024 compared to $773 million with a weighted-average yield of 2.61% for the first quarter of 2023. During the first quarter of 2024, the Core Bank continued to maintain an investment portfolio with a generally short overall duration, as part of its interest rate risk management strategy. As a result of this short duration, the Core Bank has approximately $210 million of investment securities scheduled to mature over the remaining nine months of 2024 with a weighted-average yield of 3.11%.

●	Further segmenting the Core Bank’s increased cost of interest-bearing liabilities:

o	The weighted-average cost of interest-bearing deposits increased from 0.74% during the first quarter of 2023 to 2.68% for the first quarter of 2024, while average interest-bearing deposits grew $746 million for the same periods. In addition to offsetting the decrease in its noninterest bearing deposits since 2023, the Core Bank also strategically raised additional non-retail, higher-costing interest-bearing deposits since the first quarter of 2023 to maintain strong liquidity.

o	The average balance of FHLB borrowings increased from $245 million for the first quarter of 2023 to $536 million for the first quarter of 2024. In addition, the weighted-average cost of these borrowings increased from 4.22% to 4.94% for the same time periods. This increase in the average balance of borrowings was generally driven by the above noted growth in period-to-period average loans.

●	Average interest-earning cash was $454 million with a weighted-average yield of 5.57% during the first quarter of 2024 compared to $241 million with a weighted-average yield of 4.48% for the first quarter of 2023. The increase in average cash balances was a strategic decision for additional on-balance sheet liquidity above required minimums in response to the uncertainty of the economic environment.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2024	2023	Change	2024	2023	Change

Traditional Banking	$48,259	$50,168	$(1,909)	3.33%	4.07%	(0.74)%
Warehouse Lending	2,257	2,087	170	2.67	2.53	0.14
Total Core Bank	$50,516	$52,255	$(1,739)	3.30	3.98	(0.68)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,	Mar. 31,
Reportable Segment	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Traditional Banking	$4,634,948	$3,913,388	$721,560	18%	$4,573,650	$4,165,177	$408,473	10%
Warehouse Lending	340,433	329,716	10,717	3	463,249	457,365	5,884	1
Total Core Bank	$4,975,381	$4,243,104	$732,277	17	$5,036,899	$4,622,542	$414,357	9

*Includes loans held for sale

NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision (2) was a net charge of $667,000 during the first quarter of 2024 compared to a net charge of $3.1 million for the first quarter of 2023.

The net charge for the first quarter of 2024 was primarily driven by the following:

●	The Core Bank recorded a net charge to the Provision of $820,000 during the first quarter of 2024 related to general formula reserves applied to Traditional Bank loans. While loan balances at the Traditional Bank decreased in total during the first quarter, the segment experienced a change in loan mix growing in loan categories, such as construction and land development, with higher loan loss reserve requirements.

●	The Core Bank recorded a net charge to the Provision of $309,000 resulting from general formula reserves applied to a $124 million increase in outstanding Warehouse balances during the quarter.

●	Offsetting the above charges to Provision, the Core Bank recorded a credit to the Provision of $631,000 as a result of a reclass of $69 million of correspondent mortgage loans from loans held for investment into loans held for sale.

The net charge during the first quarter of 2023 was primarily driven by the following:

●	The Core Bank recorded a net charge to the Provision of $430,000 during the first quarter of 2023 related to general formula reserves applied to $92 million of Traditional Bank loan growth for the quarter.

●	The Core Bank recorded a Day-1 net charge to the Provision of $2.7 million during the first quarter of 2023 related to its acquisition of CBank.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased 2 basis points from December 31, 2023 to March 31, 2024. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2024			As of Mar. 31, 2023			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,573,650	$59,176	1.29%	$4,165,177	$55,216	1.33%	(0.04)%	(3)%
Warehouse Lending	463,249	1,156	0.25	457,365	1,144	0.25	—	—
Total Core Bank	5,036,899	60,332	1.20	4,622,542	56,360	1.22	(0.02)	(2)

Tax Refund Solutions	57,497	30,069	52.30	39,992	25,981	64.97	(12.67)	(20)
Republic Credit Solutions	129,896	18,301	14.09	111,700	13,780	12.34	1.75	14
Total Republic Processing Group	187,393	48,370	25.81	151,692	39,761	26.21	(0.40)	(2)

Total Company	$5,224,292	$108,702	2.08%	$4,774,234	$96,121	2.01%	0.07%	3%

	ACLL Roll-Forward
	Three Months Ended March 31,
	2024					2023
(dollars in thousands)	Beginning		Charge-		Ending	Beginning	CBank		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Adjustment*	Provision	offs	Recoveries	Balance

Traditional Bank	$58,998	$358	$(382)	$202	$59,176	$50,709	$—	$2,984	$(331)	$254	$53,616
Warehouse Lending	847	309	—	—	1,156	1,009	1,600	135	—	—	2,744
Total Core Bank	59,845	667	(382)	202	60,332	51,718	1,600	3,119	(331)	254	56,360

Tax Refund Solutions	3,990	25,774	—	305	30,069	3,888	—	21,808	—	285	25,981
Republic Credit Solutions	18,295	4,181	(4,545)	370	18,301	14,807	—	1,839	(3,099)	233	13,780
Total Republic Processing Group	22,285	29,955	(4,545)	675	48,370	18,695	—	23,647	(3,099)	518	39,761

Total Company	$82,130	$30,622	$(4,927)	$877	$108,702	$70,413	$1,600	$26,766	$(3,430)	$772	$96,121

* The net fair value adjustment to ACLL includes an estimate of lifetime credit losses for Purchased Credit Deteriorated loans.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2024	2023	2023	2022	2021

Nonperforming loans to total loans	0.38%	0.34%	0.39%	0.37%	0.47%

Nonperforming assets to total loans (including OREO)	0.41	0.38	0.41	0.40	0.51

Delinquent loans* to total loans	0.15	0.12	0.16	0.14	0.17

Net charge-offs to average loans	0.01	0.01	0.01	0.00	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income decreased $173,000 from the first quarter of 2023 to $8.3 million for the first quarter of 2024. The decrease was primarily driven by a $490,000 decline in Mortgage Banking income as the Bank reclassified $69 million of its correspondent loan portfolio into loans held-for-sale and recorded a $1.0 million reduction to mortgage banking income as a result of the mark-to-market accounting upon the reclassification.

Noninterest Expense – As previously noted, the Core Bank’s noninterest expense was $42.3 million for the first quarter of 2024 compared to $44.4 million for the first quarter of 2023, a decrease of $2.1 million, or 5% for the quarter. Noninterest expenses for the first quarter of 2023 included $2.1 million of Day-1 expenses associated with the former CBank operations. Without these Day-1 merger related expenses, total noninterest expenses were flat across the Core Bank.

Republic Processing Group(3)

RPG reported net income of $17.5 million for the first quarter of 2024 compared to $17.8 million for the same period in 2023. RPG’s performance for the first quarter of 2024 compared to the first quarter of 2023, by operating segment, was as follows:

Republic Payment Solutions (“RPS”)

Net income at RPS was $2.6 million for the first quarter of 2024, a decrease of $8,000, or less than 1%, from the first quarter of 2023. RPS earned a higher yield of 5.07% applied to the $375 million average of prepaid program balances for the first quarter of 2024 compared to a yield of 3.84% for the $77 million in average prepaid card balances for the first quarter of 2023. The increase in interest income resulting from the higher yield, however, was substantially offset by a $969,000 charge to interest expense for a new revenue sharing arrangement with one of the segment’s large marketer/servicer providers that became effective in January 2024.

Tax Refund Solutions (“TRS”)

TRS recorded net income of $8.8 million during the first quarter of 2024 compared to net income of $9.8 million for the first quarter of 2023. The decrease in net income for the quarter was driven primarily by a higher Provision for Refund Advances recorded during 2024 as the level of payments the Company received from the U.S. Treasury to fund federal tax refunds through March 31, 2024 lagged the level of payments the Company received through March 31, 2023. This lag in payments also negatively impacted the Refund Transfer revenue as the number of funded RTs were approximately 5% lower during the first quarter of 2024 compared to the first quarter of 2023.

Republic Credit Solutions (“RCS”)

Net income at RCS increased $748,000, or 14% from $5.4 million during the first quarter of 2023 to $6.1 million during the first quarter of 2024. The increase was primarily due to growth in the segment’s small dollar line of credit products, which had a combined increase in average outstanding balances of $10 million from the first quarter of 2023 to the first quarter of 2024.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of March 31, 2024, had approximately $6.9 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for Expected Credit Loss Expense

Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, RPS, and RCS segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628